As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FENNEC PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	20-0442384
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

(Address of Principal Executive Offices) (Zip Code)

Fennec Pharmaceuticals Inc. 2020 Equity Incentive Plan

(Full Title of the Plans)

Jeff Hackman

Chief Executive Officer

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

(Name and Address of Agent for Service)

(919) 636-4530

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Garett Sleichter, Esq.	Randy Taylor, Esq.
Rutan & Tucker, LLP	LaBarge Weinstein LLP
18575 Jamboree Road, 9th Floor	515 Legget Drive, Suite 800
Irvine, CA 92612	Ottawa, ON K2K 3G4
(714) 641-5100	(613) 599-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers the offer and sale of an additional 1,500,000 common shares, no par value (the “Common Shares”) of Fennec Pharmaceuticals Inc. (the “Company”, the “Registrant”, “Fennec”, “we”, “us” or “our”), pursuant to the Company’s 2020 Equity Incentive Plan, (as amended, the “Plan”). The additional Common Shares covered by this Registration Statement were approved for issuance by the Company’s shareholders at the Company’s Annual General Meeting of Shareholders held on June 10, 2026. The Company has previously filed a registration statement on Form S-8 with respect to the Common Shares originally authorized for issuance prior to the approval of the amendment to the Plan. Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission on November 18, 2025 (Registration Number 333-291616) are incorporated herein by reference and made part of this Registration Statement, except as modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission are incorporated herein by reference:

1. our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”), filed with the Commission on March 27, 2026;

2. the information specifically incorporated by reference into our Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2026;

3. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 14, 2026;

4. our Current Reports on Form 8-K filed with the Commission on April 28, 2026, May 18, 2026, and June 10, 2026 only to the extent filed and not furnished; and

5. the description of our capital stock contained in our Registration Statement on Form 8-A filed with the Commission on September 11, 2017, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that we may file in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement. We will deem all of these documents to be a part of this Registration Statement from the respective dates of filing these documents.

We further regard any statement contained in a document that is incorporated by reference in this Registration Statement to be modified or superseded if this Registration Statement, or some other subsequently filed document that is also incorporated by reference in this Registration Statement, modifies or supersedes the statement. If this occurs, we regard the statement to be incorporated in this Registration Statement by reference only in the statement’s modified or superseded form.

Item 6. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An “eligible party” means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the other corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

An “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

Notwithstanding any of the foregoing, a corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Our Articles provide that, subject to the Business Corporations Act (British Columbia), the Company must indemnify an eligible party and their respective heirs and personal or other legal representatives against all eligible penalties to which such eligible party is or may be liable. The Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on this term. The Articles also provide that the Company may indemnify any person, subject to any restrictions in the Business Corporations Act (British Columbia).

Our Articles defines the following terms: (1) an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an “eligible proceeding”; (2) an “eligible party” means a director, former director or alternate director of the Company; (3) an “eligible proceeding” means a legal proceeding or investigative action (whether current, threatened, pending or completed), in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and (4) “expenses” has the meaning set out in the Business Corporations Act (British Columbia).

Our Articles provide that the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who is or was a director, alternative director, officer, employee or agent, or held or holds such position or a position equivalent to the foregoing (each, an “insured party”) with respect to (i) the Company; (ii) a corporation at a time when the corporation was an affiliate of the Company; (iii) at the request of the Company, served in such capacity with respect to a corporation, partnership, trust, joint venture or other unincorporated entity, against any liability that may be incurred by him or her acting in such capacity.

We maintain liability insurance policies regarding our directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Notice of Articles dated August 25, 2011 (incorporated herein by reference to Exhibit 3.2(i) to our Form 8-K filed August 26, 2011).
4.2	Articles dated August 25, 2011 (incorporated herein by reference to Exhibit 3.2(ii) to our Form 8-K filed August 26, 2011).
4.3	Notice of Alteration dated September 3, 2014 (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed September 9, 2014).
4.4	Shareholder Rights Plan Agreement dated June 27, 2017 between Fennec Pharmaceuticals Inc. and Computershare Trust Company of Canada (incorporated herein by reference to Schedule B to our Management Proxy Circular filed May 24, 2017).
+5.1	Opinion of Counsel
+23.1	Consent of Counsel (included in Exhibit 5.1)
+23.2	Consent of Independent Registered Public Accounting Firm
+24.1	Power of Attorney (included in the Signature Page hereto)
+99.1	Fennec Pharmaceuticals Inc. 2020 Equity Incentive Plan.
+107	Filing Fee Table

+	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Research Triangle Park, State of North Carolina on June 11, 2026.

Fennec Pharmaceuticals Inc.

By:	/s/ Jeffrey Hackman
Jeffrey Hackman
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Jeff Hackman and Robert Andrade as our true and lawful attorneys, with full power to them to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith, and any and all amendments (including post-effective amendments) to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney. This power of attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date

/s/ Jeffrey Hackman	Chief Executive Officer and Director	June 11, 2026
Jeffrey Hackman	(principal executive officer)

/s/ Robert Andrade	Chief Financial Officer	June 11, 2026
Robert Andrade	(principal financial and accounting officer)

/s/ Dr. Khalid Islam	Director	June 11, 2026
Dr. Khalid Islam

/s/ Chris A. Rallis	Director	June 11, 2026
Chris A. Rallis

/s/ Marco Brughera	Director	June 11, 2026
Marco Brughera

/s/ Jodi Cook	Director	June 11, 2026
Jodi Cook